Exhibit 10.1
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                              EMPLOYMENT AGREEMENT
                                   TERM SHEET
                                 JAMES E. ROGERS

1. Basic premise - No changes to be made to Mr. Rogers' existing agreement unless:

     (a) required to reflect changes mandated by the transactions (the "Merger") contemplated by the Agreement and Plan of Merger by and among Duke Energy Corporation, Cinergy Corp., Deer Holding Corp., Deer Acquisition Corp. and Cougar Acquisition Corp. (the "Merger Agreement")

     (b) as specifically reflected in this term sheet

2. Changes mandated by the corporate transaction

     (a) References to Cinergy Corp. ("Cinergy") shall automatically refer to Deer Holding Corp. ("Holdco") as of the Closing Date

     (b)  Required move to Charlotte

          (i) principal executive offices in Charlotte to be specified as the principal place of performance post-closing (ss.2(b)(1))

          (ii) will not constitute a "Good Reason" trigger (ss.ss.2(b) and 4(d)(iii)) (1)

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(1) Note that section references are to Mr. Rogers' existing agreement


     (c) Mr. Rogers to be named as President and CEO of Holdco effective upon the closing of the corporate transaction

          (i) Duties and Powers - modify the current positions, duties and responsibilities of Mr. Rogers (ss.2(a)) to reflect post-closing status as Holdco President and CEO, subject to Exhibit C to the Merger Agreement

     (d)  Compensation

          (i) Unless otherwise agreed by the parties, Mr. Rogers' compensation arrangements will remain in place post-closing

          (ii) The parties will negotiate in good faith to restructure the current compensation arrangements to provide that Mr. Rogers will be paid substantially in the form of equity compensation by which Duke Energy Corporation CEO is presently compensated; it being understood that Mr. Rogers' restructured compensation will be no less favorable in economic value than his existing compensation arrangements. The valuation determination will be made by an independent nationally recognized human resources consulting firm mutually selected by Holdco and Mr. Rogers, or, in the absence of agreement on the firm to be selected, such consulting firm as shall be selected by an arbitrator appointed in accordance with the rules of the American Arbitration Association then in effect

         (iii) SERP benefit - The present value of the SERP benefit (ss.3(b)(ii)) will be quantified immediately prior to the closing of the Merger and will be deferred, with market-based earnings credited thereon, in compliance with ss.409A of the Internal Revenue Code. If it is determined at any time prior to or following the closing that the SERP benefit should fail to comply with ss.409A for any reason, Mr. Rogers and Cinergy or Holdco (as applicable) in good faith shall negotiate to restructure the SERP benefit so as to make it compliant, provided that, in no event will such restructuring adversely affect such pre-tax present value of the SERP benefit

     (e) Arbitration clause (ss.8) should be modified to provide for any proceeding to take place in Charlotte, NC

     (f)  Governing law (ss.12(a)) - change from Ohio to North Carolina

     (g) Notice provision - update to reflect Charlotte address of Holdco

3. Other changes/Comments

     (a) Three-year term of employment commencing upon closing of the Merger, with back-end consecutive one-year "evergreen" renewals if neither party gives notice prior to a specified date (e.g., six months) prior to the end of the three-year employment term (or extended one-year term, as applicable)

     (b) Severance - Unless otherwise agreed by the parties, if Mr. Rogers is involuntarily terminated without Cause or quits for Good Reason on or prior to the second anniversary of the closing of the Merger or within two years following a change in control of Holdco, then he will receive an amount no less than the economic value to which he would otherwise be entitled under his existing employment agreement had he terminated employment under such circumstances immediately following the closing of the transaction; provided, however, that if his termination of employment occurs at any time following the second anniversary of the closing of the Merger (other than within two years following a change in control of Holdco), then he will receive an amount no less than the economic value to which he would otherwise be entitled under his existing employment agreement had he terminated employment immediately prior to the occurrence of a change in control of Cinergy (and, in either case, such economic value shall be determined without regard to the form of his then restructured compensation arrangements)

     (c) Relocation benefits - Mr. Rogers will be reimbursed for all direct and indirect relocation costs

     (d) Stock sale limitations - remove limitation on the sale, during employment, of Cinergy shares acquired upon exercise of stock options (ss.4(g)), such removal to be effective as of the closing of the transaction (but Mr. Rogers shall remain subject to Duke Energy Corporation/Holdco stock ownership guidelines which have been represented to Mr. Rogers as being a 100,000 share minimum)

As soon as reasonably practicable following the execution of this term sheet but in any event prior to the closing of the corporate transaction, Cinergy, Duke Energy Corporation and Holdco will each take such action (or cause their respective affiliates to take such action) as may be necessary and appropriate to effectuate the foregoing in a new or amended employment agreement to be entered into or assumed by Holdco for Mr. Rogers, which agreement shall take effect as of the effective date of the closing of the mergers contemplated by the Merger Agreement; provided, however, that ss.2(d)(iii) hereof shall take effect immediately upon the execution of this term sheet. Until such time as a new or amended employment agreement becomes effective, this term sheet shall govern the respective parties' rights and obligations and shall constitute an amendment of Mr. Rogers' employment agreement when deemed effective as provided hereinabove.

IN WITNESS WHEREOF, the parties signing hereinbelow have executed this term sheet this 8th day of May, 2005, intending to be legally bound thereby.

                                                     CINERGY CORP.

                                                     By:  /s/ Marc E. Manly
                                                          ----------------------
                                                          MARC E. MANLY



                                                     DUKE ENERGY CORPORATION

                                                     By:  /s/ Paul M. Anderson
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                                                          PAUL M. ANDERSON



                                                     DEER HOLDING CORP.

                                                     By:  /s/ Jim W. Mogg
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                                                          JIM W. MOGG



                                                          /s/ James E. Rogers
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                                                          JAMES E. ROGERS